EXHIBIT 99.2

MEDICALCV, INC. CLASS A WARRANTS EXPIRE AND PUBLIC UNITS AUTOMATICALLY
BECOME SHARES OF COMMON STOCK

Minneapolis, MN, Nov. 23 – MedicalCV, Inc., (OTC Bulletin Board: MOCV) a cardiovascular surgery device manufacturer, today announced that the Class A Warrants sold in the Company’s initial public offering expired unexercised pursuant to their terms at 5:00 p.m. (CST) on Saturday, November 20.  The Company sold units in its IPO, each consisting of one share of common stock and one Class A Warrant.  As a consequence of the expiration of the Class A Warrants, each of the Company’s publicly traded units automatically became one share of common stock.  The Company’s transfer agent is in the process of issuing common stock certificates to holders of unit certificates.  Such unit certificates are now considered null and void.

About MedicalCV

The Company’s primary objective is to develop cardiac products for improved patient outcomes by early treatment of cardiac disorders.  Historically, the Company has developed, marketed and sold mechanical heart valves known as the Omnicarbon® 3000 and 4000 heart valves.  The Company’s long-range strategy, however, is to achieve profitability by diversifying into high growth markets in cardiothoracic surgery.  Near-term, the Company plans to develop and introduce products targeting treatment of atrial fibrillation.

Until the expiration of the Class A Warrants, the Company’s units were traded on the OTC Bulletin Board under the symbol “MDCVU.”  Trading in the common stock, if any, will be conducted in the over-the-counter market in the so-called “pink sheets” or, if market makers elect to make a market in the common stock and file the required paperwork, on the OTC Bulletin Board under the symbol “MDCV.”

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements in this release refer to our expectations regarding operating improvements, development of atrial fibrillation products, minimally invasive treatment of atrial fibrillation and achieving profitability through diversification.  These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance.  Risks and uncertainties that could affect such performance include, but are not limited to, the following: the Company’s ability to fund our significant capital needs; market acceptance in the U.S. of the Company’s cardiovascular products; acceptance of minimally invasive techniques for the reduction of atrial fibrillation through ablation; potential reductions in pricing by competitors; the costs of licensing and acquiring new products and technologies; the time and costs involved in obtaining regulatory clearance for cardiovascular products; competing technological and market developments; physician acceptance of the Company’s cardiovascular products; dependence upon governmental reimbursements and third party supplies; and the strength of the market for cardiovascular products. For more detailed information about these risks and uncertainties, please review the Company’s Annual Report on Form 10- KSB for the fiscal year ended April 30, 2004.

These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or uncertainties after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:	MedicalCV, Inc., Minneapolis
John Jungbauer, Vice President, Finance
651-452-3000
www.medcvinc.com

SOURCE:	MedicalCV, Inc.